Exhibit 99.1

                                                                       NEWS
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KeySpan Corporation                                        For Immediate Release

Contacts:         Investors                                Media Relations
                  George Laskaris                          Andrea Staub
                  718.403.2526                             516.545.5052
                                                           516.824.1241 (pager)


      KeySpan Reduces its Ownership in Houston Exploration from 55% to 24% through an Exchange for a Houston Exploration Subsidiary

KeySpan Corporation (NYSE:KSE) announced today that the company plans to enter into an agreement with The Houston Exploration Company (NYSE:THX) under which KeySpan will transfer to Houston Exploration 10.8 million shares of Houston Exploration common stock in exchange for 100% of a wholly owned Houston Exploration subsidiary, Seneca-Upshur Petroleum, Inc. At the time of the exchange, the subsidiary will hold all of Houston Exploration's Appalachian Basin assets and an amount of additional cash calculated so as to equalize the value of the operating business and the Houston Exploration shares being exchanged.

The transaction is consistent with the business strategies of both KeySpan and Houston Exploration. As previously discussed, KeySpan does not consider Houston Exploration to be a strategic holding and has been working to restructure its stake in the company in a manner that will be beneficial to both KeySpan and Houston Exploration.

"This transaction represents an important step to restructuring our interest in Houston Exploration. We welcome Seneca-Upshur into the KeySpan family and intend to grow this business through additional investments in energy related assets that support our core businesses," said Robert B. Catell, KeySpan's Chairman and Chief Executive Officer. "This transaction allows the Company to further concentrate on executing its strategy of growing its core energy businesses."

The parties have ascribed a value of $60 million dollars to the Appalachian Basin producing assets. At December 31, 2003, these properties had proved reserves of 50.5 billion cubic feet of natural gas equivalent (Bcfe), or approximately 7 percent of Houston Exploration's total proved reserves. The Appalachian assets include properties originally acquired and owned by a predecessor company to KeySpan in the early 1970's to strengthen its gas supply strategy. At the time of the transaction, it is expected that Seneca-Upshur will have cash in excess of $350 million based on the initial offering price assumptions set forth below. This KeySpan subsidiary plans to use the cash to make additional investments in energy related assets.

Of the 10.8 million shares that Houston Exploration expects to receive from KeySpan, Houston Exploration intends to retire approximately 4.6 million shares and plans to offer 6.2 million shares of common stock in a public offering.

The value of the exchange will be dependent on the ultimate public offering price of the Houston Exploration shares in the offering. Assuming an initial public offering price of $45.01 (which is the May 21,2004, NYSE last sale for Houston Exploration), KeySpan will receive a per share value equal to $40.09, before expenses. The value per share received by KeySpan will increase or decrease, as the case may be, by approximately $0.51 per share for a corresponding $1.00 increase or decrease in the public offering price of $45.01 per share.

This transaction will reduce KeySpan's ownership interest in Houston Exploration to approximately 24% from the current 55% level with the number of outstanding shares being reduced from approximately 17.4 million shares to approximately 6.6 million shares. In addition, three of KeySpan's five designated directors on the Houston Exploration Board will resign at the closing of the transaction, and KeySpan will retain the right to nominate two of the remaining seven directors on the Houston Exploration Board.

Consummation of this transaction is subject to each party's satisfaction with the public offering price. Accordingly, no assurance can be given that the transaction will be completed. The underwriters will be granted an option to purchase an additional 930,000 shares of common stock to cover any over-allotments. If this over-allotment is exercised in full, KeySpan's ownership interest in Houston Exploration will be reduced to approximately 22.5%.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

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A member of the Standard & Poor's 500 Index,  KeySpan Corporation  (NYSE:KSE) is
the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York,
Massachusetts  and  New  Hampshire,   serving  2.5  million   customers.   These
customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State. We own approximately 6,600 megawatts of generating capacity, providing power to 1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in natural gas exploration, production, pipeline transportation, distribution and storage, and Canadian gas processing. KeySpan has headquarters in Brooklyn, New England and
Long   Island.   For   more   information,   visit   KeySpan's   web   site   at
www.keyspanenergy.com.

Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of our investment in natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.

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